Exhibit 10.1
H&R BLOCK SEVERANCE PLAN
SEPTEMBER 2008
1. Purpose. The H&R Block Severance Plan is a welfare benefit plan established by H&R Block Management, LLC, an indirect subsidiary of H&R Block, Inc., for the benefit of certain subsidiaries of H&R Block, Inc. in order to provide severance pay to certain employees to compensate for the involuntary loss of employment and a period of readjustment under the conditions set forth herein. This document constitutes both the plan document and the summary plan description required by the Employee Retirement Income Security Act of 1974.
2. Definitions.
(a) “Average Commission Amount” means an average of the Participant’s prior three calendar year commission earnings (calculated each year beginning January 1). For Participant’s, employed as a Sales Assistance, with less than three years of commission history, “Average Commission Amount” means the average of total commissions earned.
(b) “Cause” means one or more of the following grounds of an Employee’s termination of employment with a Participating Employer:
(i) misconduct that interferes with or prejudices the proper conduct of the Company, the Employee’s Participating Employer, or any other affiliate of the Company, or which may reasonably result in harm to the reputation of the Company, the Employee’s Participating Employer, or any other affiliate of the Company;
(ii) commission of an act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of the Employee at the expense of the Company, the Employee’s Participating Employer, or any other affiliate of the Company;
(iii) commission of an act materially and demonstrably detrimental to the good will of the Company, the Employee’s Participating Employer, or any other affiliate of the Company, which act constitutes gross negligence or willful misconduct by the Employee in the performance of the Employee’s material duties;
(iv) material violations of the policies or procedures of the Employee’s Participating Employer, including, but not limited to, the H&R Block Code of Business Ethics & Conduct, except those policies or procedures with respect to which an exception has been granted under authority exercised or delegated by the Participating Employer;

(v) disobedience, insubordination or failure to discharge employment duties;
(vi) conviction of, or entrance of a plea of guilty or no contest, to a misdemeanor (involving an act of moral turpitude) or a felony;
(vii) inability of the Employee, the Company, the Employee’s Participating Employer, and/or any other affiliate of the Company to participate, in whole or in part, in any activity subject to governmental regulation as the result of any action or inaction on the part of the Employee;
(viii) the Employee’s death or total and permanent disability. The term “total and permanent disability” will have the meaning ascribed thereto under any long-term disability plan maintained by the Employee’s Participating Employer;
(ix) any grounds described as a discharge or other similar term on the Participating Employer’s separation review form or other similar document stating the reason for the Employee’s termination of employment, including poor performance; or
(x) any other grounds of termination of employment that the Participating Employer deems for cause.
Notwithstanding the definition of Cause above, if an Employee’s employment with a Participating Employer is subject to an employment agreement that contains a definition of “cause” for purposes of termination of employment, such definition of “cause” in such employment agreement shall replace the definition of Cause herein for the purpose of determining whether the Employee has incurred a Qualifying Termination, but only with respect to such Employee.
(c) “COBRA Subsidy” means an amount equal to the Participant’s monthly post-employment premium for health and welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) less the amount the Participant paid for such benefits as an active employee. To be eligible for the COBRA Subsidy, the Participant must be enrolled in the Participating Employer’s health and welfare plans on the Termination Date.
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e) “Company” means H&R Block, Inc.
(f) “Comparable Position” means a position where:
(i) the primary work location is within 50 miles of the Employee’s primary work location prior to the Qualifying Termination, and

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          (ii) the compensation rate (salary and target bonus) is not more than 10% below the Employee’s compensation rate at time of Qualifying Termination.
(g) “Employee” means a regular full-time or part-time, active employee of a Participating Employer whose employment with a Participating Employer is not subject to an employment contract that contains a provision that includes severance benefits. This definition expressly excludes employees of a Participating Employer classified as seasonal, temporary and/or inactive and employees who are customarily employed by a Participating Employer less than 20 hours per week.
(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(i) “Hour of Service” means each hour for which an individual was entitled to compensation as a regular full-time or part-time employee from a subsidiary of the Company.
(j) “Line of Business of the Company” with respect to a Participant means any line of business of the Participating Employer by which the Participant was employed as of the Termination Date, as well as any one or more lines of business of any other subsidiary of the Company by which the Participant was employed during the two-year period preceding the Termination Date, provided that, if Participant’s employment was, as of the Termination Date or during the two-year period immediately prior to the Termination Date, with H&R Block Management, LLC or any successor entity thereto, “Line of Business of the Company” shall mean any lines of business of the Company and all of its subsidiaries.
(k) “Monthly Compensation” means –
(i) with respect to a Participant paid on a salary basis, the Participant’s current annual salary divided by 12;
(ii) with respect to a Participant paid on an hourly basis, the Participant’s current hourly rate times the number of hours he or she is regularly scheduled to work per week multiplied by 52 and then divided by 12;
(iii) with respect to a Participant, employed more than three years with a Participating Employer, who is paid, in whole or in part, on commission, the Participant’s current base wages or salary plus the Participant’s Average Commission Amount divided by 12;
(iv) with respect to a Participant, employed less than three years with a Participating Employer as a Financial Advisor, Monthly Compensation shall be established by the Compensation Schedule outlined in Schedule “C”;

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(v) with respect to a Participant, employed less than three years with a Participating Employer as a Sales Assistance, who is paid, in whole or in part, on commission, the Participant’s base wages or salary plus the Participant’s Average Commission Amount divided by 12; or
(vi) with respect to a Participant, employed as Branch Office Manager, Satellite Branch Office Manager or Registered Representative in Charge for H&R Block Financial Advisors, Inc., the Participant’s base annual salary and any management bonuses (override bonus, strategic bonus and recruiting bonus) divided by 12. Monthly Compensation shall not include any commissions or bonuses from personal production.
(l) “Participant” means an Employee who has incurred a Qualifying Termination and has signed a Separation Agreement that has not been revoked during any revocation period provided under the Separation Agreement.
(m) “Participating Employer” means a direct or indirect subsidiary of the Company (i) listed on Schedule A, attached hereto, which may change from time to time to reflect new Participating Employers or withdrawing Participating Employers, and (ii) approved by the Plan Sponsor for participation in the Plan.
(n) “Plan” means the “H&R Block Severance Plan,” as stated herein, and as may be amended from time to time.
(o) “Plan Administrator” and “Plan Sponsor” means H&R Block Management, LLC. The address and telephone number of H&R Block Management, LLC is One H&R Block Way, Kansas City, Missouri 64105, (816) 854-3000. The Employer Identification Number assigned to H&R Block Management, LLC by the Internal Revenue Service is 43-1632589.
(p) “Qualifying Termination” means the involuntary termination of an Employee, but does not include a termination resulting from:
(i) the elimination of the Employee’s position where the Employee was offered a Comparable Position with a subsidiary or affiliate of the Company;
(ii) a sale of assets, stock sale, or other corporate acquisition or disposition where the Employee is offered a Comparable Position with the acquiring entity;
(iii) the redefinition of an Employee’s position to a lower compensation rate or grade;
(iv) the termination of an Employee for Cause as defined in Section 2(b); or

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(v) the non-renewal of employment contracts.
(q) “Release and Severance Agreement” means that agreement signed by and between an Employee who is eligible to participate in the Plan and the Employee’s Participating Employer under which the Employee releases all known and potential claims against the Employee’s Participating Employer and all of such employer’s parents, subsidiaries, and affiliates and a Covenant Not to Sue. The Release and Severance Agreement also includes certain post-employment restrictive covenants including non-competition, non-solicitation, confidentiality, and, employee non-hire/non-solicitation.
(r) “Release Date” means, (i) with respect to a Release and Severance Agreement that includes a revocation period, the date immediately following the expiration date of the revocation period in the Release and Severance Agreement that has been fully executed by both parties; or (ii) with respect to a Release and Severance Agreement that does not include a revocation period, the date the Release and Severance Agreement has been fully executed by both parties. A Participant will be presented with a Release Agreement on Participant’s Termination Date and will be required to execute such agreement within the timeframe set forth therein.
(s) “Severance Period” means the period of time following the Termination Date which will be the shorter of (i) 12 months or (ii) a number of months equal to the whole number of Years of Service determined under Section 2(u).
(t) “Termination Date” means the date the Employee severs employment with a Participating Employer.
(u) “Year of Service” means each period of 12 consecutive months ending on the Employee’s employment anniversary date during which the Employee had at least 1,000 Hours of Service. In determining a Participant’s Years of Service, the Participant will be credited with a partial Year of Service for his or her final period of employment commencing on his or her most recent employment anniversary date equal to a fraction calculated in accordance with the following formula:
Number of days since most recent employment anniversary date
365
Despite an Employee’s Years of Service calculated in accordance with the above, an Employee will be credited with no less than the specified minimum Years of Service as outlined in Schedule “B”. Notwithstanding an Employee’s actual service, the maximum number of creditable Years of Service shall be 18.

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Notwithstanding the above, if an Employee has received credit for Years of Service under this Plan or under any previous plan, program, or agreement for the purpose of receiving severance benefits before a Qualifying Termination, such Years of Service will be disregarded when calculating Years of Service for such Qualifying Termination under the Plan; provided, however, that if such severance benefits were terminated prior to completion because the Employee was rehired by any subsidiary of the Company then the Employee will be re-credited with full Years of Service for which severance benefits were not paid in full or in part because of such termination.
3. Eligibility and Participation.
An Employee who incurs a Qualifying Termination and signs a Release and Severance Agreement that has not been revoked during any revocation period under the Release and Severance Agreement is eligible to participate in the Plan. An eligible Employee will become a Participant in the Plan as of the later of the Termination Date or the Release Date.
4. Severance Compensation.
(a) Amount. Subject to Section 9, each Participant will receive from the applicable Participating Employer aggregate severance compensation equal to:
(i) the Participant’s Monthly Compensation multiplied by the Participant’s Years of Service; plus
(ii) a severance enhancement (as determined by the Participating Employer based upon the Participant’s pay grade or band) multiplied by the Participant’s Year’s of Service; plus
(iii) an amount equal to the Participant’s COBRA Subsidy multiplied by the lesser of Participant’s Years of Service or 12; plus
(iv) an amount to be determined by the Participating Employer at its sole discretion, which amount may be zero.
(b) Timing of Payments. The sum of any amounts determined under Section 4(a) of the Plan will be paid in one lump sum within 30 days after the latest of the Termination Date or the Release Date, unless otherwise agreed in writing by the Participating Employer and Participant, or otherwise required by law.
5. Stock Options.
(a) Accelerated Vesting. Any portion of any outstanding incentive stock options and nonqualified stock options that would have vested during the 18-month period following the Termination Date had the Participant remained

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an employee with the Participating Employer during such 18-month period will vest as of the Termination Date. This Section 5(a) applies only to options (i) granted to the Participant under the Company’s 1993 Long-Term Executive Compensation Plan, 2003 Long-Term Executive Compensation Plan or any successor plan to its 2003 Long-Term Executive Compensation Plan, not less than 6 months prior to his or her Termination Date and (ii) outstanding at the close of business on such Termination Date. The determination of accelerated vesting under this Section 5(a) shall be made as of the Termination Date and shall be based solely on any time-specific vesting schedule included in the applicable stock option agreement without regard to any accelerated vesting provision not related to the Plan in such agreement.
(b) Post-Termination Exercise Period. Subject to the expiration dates and other terms of the applicable stock option agreements, the Participant may elect to have the right to exercise any outstanding incentive stock options and nonqualified stock options granted prior to the Termination Date to the Participant under the Company’s 1993 Long-Term Executive Compensation Plan, its 2003 Long-Term Executive Compensation Plan, or any successor plan to its 2003 Long-Term Executive Compensation Plan that are vested as of the Termination Date (or, if later, the Release Date), whether due to the operation of Section 5(a), above, or otherwise, at any time during the Severance Period and for a period up to 3 months after the end of the Severance Period. Any such election shall apply to all outstanding incentive stock options and nonqualified stock options, will be irrevocable and must be made in writing and delivered to the Plan Administrator on or before the later of the Termination Date or Release Date. If the Participant fails to make an election, the Participant’s right to exercise such options will expire 3 months after the Termination Date.
(c) Stock Option Agreement Amendment. The operation of Sections 5(a) and 5(b), above, are subject to the Participant’s execution of an amendment to any affected stock option agreements, if necessary.
6. Restricted Shares. Any portion of any outstanding restricted shares awarded to the Participant under the 2003 Long-Term Executive Compensation Plan that would have vested in accordance with their terms by reason of lapse of time within six months of the Termination Date shall terminate and such Restricted Shares shall be fully vested.
7. Outplacement Services. In addition to the benefits described above, career transition counseling or outplacement services may be provided upon the Participant’s Qualifying Termination. Such outplacement service will be provided at the Participating Employer’s sole discretion. Outplacement services are designed to assist employees in their search for new employment and to facilitate a smooth transition between employment with the Participating Employer and employment with another employer. Any outplacement services provided under this Plan will be provided by an outplacement service chosen by the Participating Employer. The Participant is not entitled to any monetary payment in lieu of outplacement services.

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8. Rehire/Reinstatement. In the event a Participant, who has been awarded Severance Pay under this Plan or a similar plan sponsored by a subsidiary of the Company, is reinstated or hired by the Participating Employer or a subsidiary of the Company in any position other than a position classified as seasonal by the employer, prior to being rehired or reinstated, such Participant shall return any portion of the severance pay that exceeds the amount of salary the Participant would have received during any layoff period. Upon return of the severance pay, described in this Section 8, the Participant shall be credited with prior service credit for purposes of eligibility for all benefits including paid time off, severance, seniority awards, health, welfare and retirement benefits. Prior Service Credit means that the Participant’s prior period of employment is added to the current period, but the break period is not counted as part of the total service credit.
9. Termination of Benefits/Return of Severance Compensation. Any right of a Participant to severance compensation or other benefits under this Plan are subject to and conditioned upon Participant’s agreement to abide by certain restrictive covenants. In the event a Participant violates the terms of the Separation Agreement by engaging in any conduct described in Sections 9(a), 9(b), 9(c), 9(d) or 9(e) below, such Participant shall return any Severance Compensation received under this Plan within ten (10) business days after the date of any written demand by the Participating Employer or the Plan.
(a) During the Severance Period, the Participant’s engagement in, ownership of, or control of any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or acting as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of the Company, provided that this Section 9(a) shall not apply to the Participant if the Participant’s primary place of employment by a subsidiary of the Company as of the Termination Date is in either the State of California or the State of North Dakota.
(b) During the Severance Period, the Participant employs or solicits for employment by any employer other than a subsidiary of the Company any employee of any subsidiary of the Company, or recommends any such employee for employment to any employer (other than a subsidiary of the Company) at which the Participant is or intends to be (i) employed, (ii) a member of the Board of Directors, (iii) a partner, or (iv) providing consulting services.
(c) During the Severance Period, the Participant directly or indirectly solicits or enters into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of a subsidiary of the Company for the purpose of engaging in any business transaction of the nature performed by such subsidiary, or contemplated to be performed by such subsidiary, for such customer, provided that this Section 9(c) shall only

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apply to customers for whom the Participant personally provided services while employed by a subsidiary of the Company or customers about whom or which the Participant acquired material information while employed by a subsidiary of the Company.
(d) During the Severance Period, the Participant misappropriates or improperly uses or discloses confidential information of the Company and/or its subsidiaries.
(e) If the Participant engaged in any of the conduct described in Sections 9(a), 9(b), 9(c) or 9(d) during or after Participant’s term of employment with a Participating Employer, but prior to the commencement of the Severance Period, and such engagement becomes known to the Participating Employer during the Severance Period, such conduct shall be deemed, for purposes of Sections 9(a), 9(b), 9(c) or 9(d) to have occurred during the Severance Period.
(f) If the Participant is a party to an employment contract with a Participating Employer that contains a covenant or covenants relating to the Participant’s engagement in conduct that is the same as or substantially similar to the conduct described in any of Sections 9(a), 9(b), 9(c) or 9(d), and any specific conduct regulated in such covenant or covenants in such employment contract is more limited in scope geographically or otherwise than the corresponding specific conduct described in any of such Sections 9(a), 9(b), 9(c) or 9(d), then the corresponding specific conduct addressed in the applicable Section 9(a), 9(b), 9(c) or 9(d) shall be limited to the same extent as such conduct is limited in the employment contract and the Participating Employer’s rights and remedy with respect to such conduct under this Section 9 shall apply only to such conduct as so limited.
10. Amendment and Termination. The Plan Sponsor reserves the right to amend the Plan or to terminate the Plan and all benefits hereunder in their entirety at any time.
11. Administration of Plan. The Plan Administrator has the power and discretion to construe the provisions of the Plan and to determine all questions relating to the eligibility of employees of Participating Employers to become Participants in the Plan, and the amount of benefits to which any Participant may be entitled thereunder in accordance with the Plan. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Plan Sponsor specifically intends that the Plan Administrator have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Plan Administrator will be binding on all Employees, Participants, and beneficiaries, and is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator. The decision of the Plan Administrator upon all matters within the scope of its authority will be final and binding.

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12. Claims Procedures.
(a) Filing a Claim for Benefits. Participants are not required to submit claim forms to initiate payment of benefits under this Plan. To make a claim for benefits, individuals other than Participants who believe they are entitled to receive benefits under this Plan and Participants who believe they have been denied certain benefits under the Plan must write to the Plan Administrator. These individuals and such Participants are hereinafter referred to in this Section 12 as “Claimants.” Claimants must notify the Plan Administrator if they will be represented by a duly authorized representative with respect to a claim under the Plan.
(b) Initial Review of Claims. The Plan Administrator will evaluate a claim for benefits under the Plan. The Plan Administrator may solicit additional information from the Claimant if necessary to evaluate the claim. If the Plan Administrator denies all or any portion of the claim, the Claimant will receive, within 90 days after the receipt of the written claim, a written notice setting forth:
(i) the specific reason for the denial;
(ii) specific references to pertinent Plan provisions on which the Plan Administrator based its denial;
(iii) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and
(iv) that any appeal the Claimant wishes to make of the adverse determination must be in writing to the Plan Administrator within 60 days after receipt of the notice of denial of benefits. The notice must advise the Claimant that his or her failure to appeal the action to the Plan Administrator in writing within the 60-day period will render the Plan Administrator’s determination final, binding and conclusive. The notice must further advise the Claimant of his or her right to bring a civil action under Section 502(a) of ERISA following the exhaustion of the claims procedures described herein.
(c) Appeal of Denied Claim and Final Decision. If the Claimant should appeal to the Plan Administrator, the Claimant, or his or her duly authorized representative, must submit, in writing, whatever issues and comments the Claimant or his or her duly authorized representative feels are pertinent. The Claimant, or his or her duly authorized representative, may review and request pertinent Plan documents. The Plan Administrator will reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator will advise the Claimant in writing of its decision within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) require an extension of time, in which case

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the Plan Administrator will make a decision as soon as possible, but no later than 120 days after its receipt of a request for review.
13. Plan Financing. The benefits to be provided under the Plan will be paid by the applicable Participating Employer, as incurred, out of the general assets of such Participating Employer.
14. General Information. The Plan’s records are maintained on a calendar year basis. The Plan Number is 509. The Plan is self-administered and is considered a severance plan.
15. Governing Law. The Plan is established in the State of Missouri. To the extent federal law does not apply, any questions arising under the Plan will be determined under the laws of the State of Missouri.
16. Enforceability; Severability. If a court of competent jurisdiction determines that any provision of the Plan is not enforceable, then such provision shall be enforceable to the maximum extent possible under applicable law, as determined by such court. The invalidity or unenforceability of any provision of the Plan, as determined by a court of competent jurisdiction, will not affect the validity or enforceability of any other provision of the Plan and all other provisions will remain in full force and effect.
17. Withholding of Taxes. The applicable Participating Employer may withhold from any benefit payable under the Plan all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling. The Participant shall pay upon demand by the Company or the Participating Employer any taxes required to be withheld or collected by the Company or the Participating Employer upon the exercise by the Participant of a nonqualified stock option granted under the Company’s 1993 Long-Term Executive Compensation Plan or the 2003 Long-Term Executive Compensation Plan or any successor Plan thereto. If the Participant fails to pay any such taxes associated with such exercise upon demand, the Participating Employer shall have the right, but not the obligation, to offset such taxes against any unpaid severance compensation under this Plan.
18. Code §409A/Taxation. To the extent applicable, this Plan shall be construed and administered consistently with Section 409A and the regulations and guidance issued thereunder. If the Participant is a “specified employee” as described in Section 409A, on his Separation Date, then any amount to which the Participant would otherwise be entitled during the first six months following his Separation from Service that constitutes nonqualified deferred compensation within the meaning of Section 409A and therefore is not exempt from 409A shall be accumulated and paid in a single lump sum (without interest) on the date which is six (6) months following the Participant’s Separation from Service, but only to the extent required by Section 409A(a)(2)(B)(i). Because the requirements of Section 409A are still being developed and interpreted by government agencies, certain issues under Section 409A remain unclear as of the Effective Date of this Plan, and the Company has made a good faith effort to comply with current guidance under Section 409A. Notwithstanding the foregoing or any provision in this Plan to the

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contrary, the Company does not warrant or promise compliance with Section 409A of the Code and no Participant or other person shall have any claim against the Company for any good faith effort taken by the Company to comply with Section 409A.
19. Not an Employment Agreement. Nothing in the Plan gives an Employee any rights (or imposes any obligations) to continued employment by his or her Participating Employer or other subsidiary of the Company, nor does it give such Participating Employer any rights (or impose any obligations) for the continued performance of duties by the Employee for the Participating Employer or any other subsidiary of the Company.
20. No Assignment. The Employee’s right to receive payments of severance compensation and benefits under the Plan are not assignable or transferable, whether by pledge, creation of a security interest, or otherwise. In the event of any attempted assignment or transfer contrary to this Section 19, the applicable Participating Employer will have no liability to pay any amount so attempted to be assigned or transferred.
21. Service of Process. The Secretary of the Plan Administrator is designated as agent for service of legal process. Service of legal process may be made upon the Secretary of the Plan Administrator at:
H&R Block Management, LLC
Attn: Secretary
One H&R Block Way
Kansas City, Missouri 64105
22. Statement of ERISA Rights. As a participant in the Plan, you are entitled to certain rights and protections under ERISA, which provides that all Plan Participants are entitled to:
(a) examine without charge, at the Plan Administrator’s office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;
(b) obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies; and
(c) receive a summary of the Plan’s annual financial report if required to be filed for the year. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report if an annual report is required to be filed for the year.

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     In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Participating Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
     If your claim for a welfare benefit is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials to you and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.
EFFECTIVE SEPTEMBER 4, 2008

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Schedule A
Participating Employers
•	Block Financial LLC

•	Franchise Partner, Inc.

•	H&R Block Bank Corporation

•	H&R Block Services, Inc. and its U.S.-based direct and indirect subsidiaries

•	H&R Block Management, LLC

•	HRB Financial Corporation and its U.S.-based direct and indirect subsidiaries, which subsidiaries include H&R Block Financial Advisors, Inc.

•	HRB Products, LLC

•	HRB Corporate Enterprises, LLC

•	Tax Works, Inc.

•	HRB International, LLC

•	RSM McGladrey Business Services, Inc.
Schedule B
Pay Grade/Bands

Pay Grade / Band	Minimum Years of Service	Maximum Years of Service
Grades 81 and above Band 006 and above	6	18
Grades 60F, 65-80, 139, 143- 145, 185-190 Band 005	3	18
Grades 30-64, 100-135, 105-180, and 298-299 Bands 001-004	1	18
Schedule C
Financial Advisor Compensation Table

Projected Annual Earnings	Annualized Compensation	Monthly Compensation
Less than $100,000	$24,000	$2,000
$100,000 but under $200,000	$50,000	$4,166.66
$100,000 but under $200,000	$90,000	$7,500
$100,000 but under $200,000	$130,000	$10,833.33
$400,000 – and over	$180,000	$15,000

H&R BLOCK, INC	BOARD MINUTES — SEPTEMBER 3 AND 4, 2008